Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 16, 2008, is by and among NMS Communications Corporation, a Delaware corporation (“Ultimate Parent”), LiveWire Mobile, Inc., a Delaware corporation (“Parent”), Quarry Acquisition Corp., a Delaware corporation (“MergerCo”; and together with Ultimate Parent and Parent, the “Parent Parties”), Groove Mobile, Inc., a Delaware corporation (the “Company”) and Charles River Ventures, LLC, as Securityholders Representative (the “Securityholders Representative”).  Certain terms used in this Agreement are defined in Section 1.1 hereof.  An index of other defined terms used in this Agreement is set forth in Section 1.2 hereof.

WHEREAS, Ultimate Parent, Parent and the Company wish to combine Parent and the Company;

WHEREAS, Parent, MergerCo and the Company wish to effect this business combination through a merger (the “Merger”) of MergerCo with and into the Company, all on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable to its stockholders;

WHEREAS, the Boards of Directors of Ultimate Parent, Parent and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Board of Directors of MergerCo has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable to its stockholder;

WHEREAS, the Securityholders Representative, Parent and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time; and

WHEREAS, Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Section 1.1                                   Certain Terms Defined.  For the purposes of this Agreement:

An “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, by contract or agreement or otherwise.

“Aggregate Consideration At Closing” shall mean an amount equal to (i) $14,500,000 in cash minus (ii) the Indebtedness for Borrowed Money (which shall be repaid pursuant to Section 3.5), minus (iii) the Company Transaction Expenses (and to the extent any Company Transaction Expenses are unpaid as of Closing, such Company Transaction Expenses shall be paid pursuant to Section 3.4); minus (iv) the Escrow Consideration (which shall be deposited pursuant to Section 3.1(a)(ii)).

“Aggregate Seed Preference Amount” shall mean the product of the Per Share Seed Liquidation Amount and the aggregate number of shares of Seed Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series A/B Preference Amount” shall mean the sum of (x) the Per Share Series A Liquidation Amount multiplied by the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (y) the Per Share Series B Liquidation Amount multiplied by the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Assumed Indebtedness” shall mean $500,000 in aggregate principal amount incurred under those certain Convertible Subordinated Promissory Notes issued by the Company on or about March 13, 2008 pursuant to the Bridge Note Purchase Agreement (which constitutes one-half of the aggregate principal amount incurred under the Bridge Note Purchase Agreement), and all accrued and unpaid interest (as well as prepayment, breakage and similar charges payable) related to such principal amount.

“Bridge Notes” shall mean those certain Convertible Subordinated Promissory Notes issued by the Company on or about February 13, 2008 pursuant to that certain Note Purchase Agreement dated on or about February 12, 2008 (as in effect on the date hereof, the “Bridge Note Purchase Agreement”).

“Business Day” shall mean any day other than a day on which the Securities and Exchange Commission or the office of the Secretary of State of the State of Delaware is closed.

“Certificates” shall mean the Common Certificates, the Seed Certificates, the Series A Certificates, the Series A-1 Certificates and the Series B Certificates.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“Common Stock” shall mean the Company’s Common Stock, par value $0.00001 per share.

“Common Stock Warrant” shall mean that certain warrant to purchase shares of Common Stock held by Sprint Spectrum L.P. dated as of December 13, 2005.

“Company Investor Rights Agreement” shall mean the Third Amended and Restated Investors’ Rights Agreement, dated as of February 13, 2006, by and among the Company and the investors named therein, as amended by the First Amendment to the Third Amended and Restated Investors’ Rights Agreement, dated as of September 5, 2006, and as further amended by the Second Amendment to the Third Amended and Restated Investors’ Rights Agreement, dated as of February 16, 2007.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent to operate the business of the Company immediately after the Closing (disregarding, for purposes of clause (ii), any conditions, limitations and restrictions imposed on, and any change, event, circumstance or development proximately caused by the action or omission of, Parent or any of its Subsidiaries) other than any material adverse change, event, circumstance or development or material adverse effect that results from any one or more of the following:  (a) any change in the United States or foreign economies or securities or financial markets in general, provided that such change does not have a disproportionate impact on the Company and its Subsidiaries; (b) any change that generally affects any industry in which the Company and its Subsidiaries operate provided that such change does not have a disproportionate impact on the Company and its Subsidiaries; (c) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof provided that such change does not have a disproportionate impact on the Company and its Subsidiaries; (d) any action taken by Parent, MergerCo or their Affiliates with respect to the transactions contemplated hereby or with respect to the Company or any of its Subsidiaries; (e) any changes in applicable Laws or accounting rules, provided that such change does not have a disproportionate impact on the Company and its Subsidiaries; or (f) the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Options” shall mean an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Company Stock Plan.

“Company Securities” shall mean any of the Common Stock, the Preferred Stock, the Company Warrants, Company Options and the Purchase Rights.

“Company Stock” shall mean any of the Common Stock, the Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock.

“Company Stock Plan” shall mean any stock plan or other stock or equity-related plan of the Company.

“Company Transaction Expenses” shall mean the Company’s and the Company Subsidiaries’ legal, financial advisory, investment banking, accounting and all other fees and expenses (including, for the avoidance of doubt, all severance and termination costs, expenses and payments with respect to employees of the Company and the Company Subsidiaries who have been, or pursuant to Schedule 4.14(e)(ii) are to be, terminated in connection with the transactions contemplated hereby) incurred by or on behalf of the Company and/or the Company Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents and the consummation of the Merger, regardless of whether or when any such fees and expenses are paid.

“Company Voting Agreement” means the Third Amended and Restated Voting Agreement, dated as of February 13, 2006, by and among the Company and the stockholders party thereto, as amended.

“Company Warrants” shall mean, collectively, the Series B Warrants and the Common Stock Warrant.

“Credit Agreement” shall mean that certain Loan and Security Agreement, dated as of August 6, 2007, by and among the Company and ORIX Venture Finance LLC , as amended, and in effect on the date hereof.

“Employee” shall mean, with respect to the Company or its Subsidiaries, any current, former, or retired employee, officer, or director of the Company or any of its Subsidiaries.

“Employee Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any of its Subsidiaries and any Employee or consultant.

“Encumbrances” shall mean any mortgage, pledge, lien, license, conditional sale agreement, security title, encumbrance or other charge.

“Environment” shall mean soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” shall mean all Laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local Laws as in effect on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

An “ERISA Affiliate” of (i) the Company shall mean any entity that is considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3), and (ii) Parent shall mean any entity that is considered a single employer with Parent under ERISA Section 4001(b) or part of the same “controlled group” as Parent for purposes of ERISA Section 302(d)(3).

“Escrow Consideration” shall mean $1,150,000 in cash to be delivered to the Escrow Agent on behalf of the Securityholders pursuant to Section 3.1(a)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fully Diluted Number” shall mean an amount equal to the sum of, without duplication, (a) the total number of shares of Common Stock outstanding immediately prior to the Closing, plus (b) the total number of shares of Common Stock issuable upon exercise of Company Options that are issued and outstanding as of immediately prior to the Closing and to the extent vested immediately prior to the Closing (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement), plus (c) the total number of shares of Common Stock issuable upon exercise of Company Warrants that are outstanding and exercisable immediately prior to the Closing, plus (d) the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock outstanding immediately prior to the Closing, plus (e)  the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Closing, plus (f) the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series B Preferred Stock outstanding immediately prior to the Closing.  Notwithstanding anything to the contrary set forth herein, the calculation of Fully Diluted Number shall not include any shares of Seed Preferred Stock irrespective of the holder thereof or any shares of Company Stock held by the Company in treasury.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Indebtedness For Borrowed Money” shall mean the sum of (i) $6,000,000 in aggregate principal amount incurred under the Credit Agreement, (ii) $500,000 in aggregate principal amount incurred under the Bridge Notes and the Bridge Note Purchase Agreement (which constitutes one-half of the aggregate principal amount incurred under the Bridge Note Purchase Agreement) and (iii) all accrued and unpaid interest (as well as prepayment, breakage and similar charges payable) related to the principal amounts referred to in clauses (i) and (ii).

“IRS” shall mean the United States Internal Revenue Service.

“Losses” of a Person shall mean, without duplication, any and all losses, liabilities, damages, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person; provided, however, that, notwithstanding the foregoing, “Losses” shall not include any consequential, exemplary or punitive damages or any multiple of damages or any diminution in value.

“Merger Consideration” shall mean the sum of (a) the Aggregate Consideration At Closing plus (b) the Escrow Consideration.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the (i) business, assets, liabilities, condition (financial or other) or results of operations of the Parent or MergerCo, taken as a whole, or (ii) the ability of any Parent Party to consummate the transactions, and make the payments, contemplated by this Agreement, other than any material adverse change, event, circumstance or development or material adverse effect that results from any one or more of the following:  (a) any change in the United States or foreign economies or securities or financial markets in general, provided that such change does not have a disproportionate impact on Parent, MergerCo or their respective Subsidiaries; (b) any change that generally affects any industry in which Parent, MergerCo and their respective operate provided that such change does not have a disproportionate impact on Parent, MergerCo or their respective Subsidiaries; (c) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof provided that such change does not have a disproportionate impact on Parent, MergerCo or their respective Subsidiaries; (d) any action taken by the Company or its Affiliates with respect to the transactions contemplated hereby or with respect to Parent or MergerCo; (e) any changes in applicable Laws or accounting rules, provided that such change does not have a disproportionate impact on Parent, MergerCo or their respective Subsidiaries; or (g) the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect.

“Permitted Encumbrance” shall mean: (a) Encumbrances for Taxes or assessments or other governmental charges not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Base Balance Sheet; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts or leases to which either the Company or any of its Subsidiaries is a party as lessee, or Parent or any of its Subsidiaries is a party as lessee, as applicable, made in the ordinary course of business; (d) inchoate and unperfected landlords’, workers’, mechanics’ or similar Encumbrances arising in the ordinary course of business, so long as such Encumbrances attach only to equipment, fixtures or real property of either the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory Encumbrances arising in the ordinary course of business; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which either the Company or any of its Subsidiaries is a party or Parent or any of its Subsidiaries is a party, as applicable; (g) zoning restrictions or recorded easements affecting the use of any real property owned or leased by the Company or its Subsidiaries or the use of any real property owned or leased by Parent or its Subsidiaries, as applicable, or other minor irregularities in title (including leasehold title) affecting any such real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable; (h) with respect to the Company and its Subsidiaries, Encumbrances presently existing pursuant to any agreements or commitments evidencing, or entered into by the Company or any of its Subsidiaries in connection with, Indebtedness for Borrowed Money and the Assumed Indebtedness to be paid and discharged at Closing pursuant to Section 3.5; and (i) with respect to the Company and its Subsidiaries, any Licenses In or Licenses Out.  All Permitted Encumbrances of the Company and its Subsidiaries are disclosed on Schedule 1.1.

“Per CSE Residual Amount” shall mean an amount equal to (a) (i) the Merger Consideration, minus (ii) the Aggregate Series A/B Preference Amount, minus (iii) the Aggregate Seed Preference Amount, divided by (b) the Fully Diluted Number; provided, however, that if such amount is not greater than zero, then such amount shall be deemed to equal zero.

“Per Share Seed Liquidation Amount” shall mean an amount per share of Seed Preferred Stock equal to $4.10493, plus any declared or accrued and unpaid dividends thereon as of immediately prior to the Effective Time, as calculated pursuant to and in accordance with the Certificate of Incorporation.

“Per Share Seed Preference Amount” shall mean an amount equal to the Per Share Seed Liquidation Amount; provided however that if the Merger Consideration exceeds the Aggregate Series A/B Preference Amount but is less than the Total Preference Amount, then such amount shall equal (x) the Merger Consideration minus the Aggregate Series A/B Preference Amount and then divided by (y) the aggregate number of shares of Seed Preferred Stock outstanding immediately prior to the Effective Time; and provided further that if the Aggregate Series A/B Preference Amount exceeds the Merger Consideration, then such amount shall be equal to zero.

“Per Share Series A Liquidation Amount” shall mean an amount per share of Series A Preferred Stock equal to $1.7545, plus any declared or accrued and unpaid dividends thereon as of immediately prior to the Effective Time, as calculated pursuant to and in accordance with the Certificate of Incorporation.

“Per Share Series A Payment Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to the sum of (a) the Per Share Series A Preference Payment, plus (b) the product of the Per CSE Residual Amount multiplied by the Series A Preferred Stock Conversion Rate.

“Per Share Series A Preference Payment” shall mean an amount equal to the Per Share Series A Liquidation Amount; provided however that if the Aggregate Series A/B Preference Amount exceeds the Merger Consideration, then such amount shall be equal to (x) the Per Share Series A Liquidation Amount multiplied by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Aggregate Series A/B Preference Amount.

“Per Share Series B Liquidation Amount” shall mean an amount per share of Series B Preferred Stock equal to $0.8365, plus any declared or accrued and unpaid dividends thereon as of immediately prior to the Effective Time, as calculated pursuant to and in accordance with the Certificate of Incorporation.

“Per Share Series B Payment Amount” shall mean, with respect to each share of Series B Preferred Stock, an amount equal to the sum of (a) the Per Share Series B Preference Payment, plus (b) the product of the Per CSE Residual Amount multiplied by the Series B Preferred Stock Conversion Rate.

“Per Share Series B Preference Payment” shall mean an amount equal to the Per Share Series B Liquidation Amount; provided however that if the Aggregate Series A/B Preference Amount exceeds the Merger Consideration, then such amount shall be equal to (x) the Per Share Series B Liquidation Amount multiplied by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Aggregate Series A/B Preference Amount.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Preferred Stock” shall mean any of the Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securityholder” means any Stockholder, any holder of Company Warrants, or any holder of Company Options who becomes a Stockholder prior to the Effective Time.

“Seed Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Seed Preferred Stock.

“Seed Preferred Stock” shall mean the Company’s Seed Convertible Preferred Stock, par value $0.00001 per share.

“Seed Preferred Stock Conversion Rate” shall mean 1.445.

“Series A Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Series A Preferred Stock.

“Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $0.00001 per share.

“Series A Preferred Stock Conversion Rate” shall mean 1.239.

“Series A-1 Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Series A-1 Preferred Stock.

“Series A-1 Preferred Stock” shall mean the Company’s Series A-1 Convertible Preferred Stock, par value $0.00001 per share.

“Series A-1 Preferred Stock Conversion Rate” shall mean 1.239.

“Series B Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Series B Preferred Stock.

“Series B Preferred Stock” shall mean the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share.

“Series B Preferred Stock Conversion Rate” shall mean 1.0.

“Series B Warrants” shall mean, collectively, those certain warrants to purchase shares of Series B Preferred Stock held by (i) Kodiak Venture Partners, L.P., Kodiak Venture Partners II-A, L.P., Kodiak Venture Partners II-B, L.P., Charles River Partnership XI, LP, Charles River Partnership XI-A, LP, Charles River Partnership XI-B, LP, SVE Star Ventures Enterprises GmbH & Co. No. IX KG, and Star Management of Investments No. II (2000) L.P., all of which are dated December 1, 2005, (ii) Nextel Data Investments, Inc. dated December 15, 2005, (iii) Silicon Valley Bank dated February 16, 2007 and (iv) ORIX Venture Finance LLC dated August 6, 2006.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose outstanding voting securities is directly or indirectly owned by such Person, any of its other Subsidiaries or any combination thereof, or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing, for purposes of the representations, warranties and covenants of this Agreement, prior to the Effective Time the Company shall not be deemed to be a Subsidiary of any Parent Party.

“Taxes” shall mean all federal, state, local and foreign taxes of any kind whatsoever (whether payable directly or by withholding), including, without limitation, income, franchise, sales, use, excise, ad valorem, property, inventory, value added, estimated, withholding and payroll taxes (including, without limitation, all taxes or other payments required to be withheld by an employer and paid over to any Governmental Authority), together with any interest and penalties, additions to tax or additional amounts with respect thereto, imposed by any Taxing Authority.

“Tax Returns” shall mean any report, return, estimate, declaration, statement, document or other filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Tax Sharing Agreement” shall mean, with respect to the Company, all existing agreements or arrangements (whether or not written) binding on the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“to the Company’s knowledge” and words and phrases of similar import (including “Knowledge” when applied to the Company) shall mean the actual knowledge of each of Eric Giler, Karen Cambray and Adam Sexton.

“Total Preference Amount” means the sum of the Aggregate Series A/B Preference Amount and the Aggregate Seed Preference Amount.

“United States Income Tax Regulations” shall mean the income Tax regulations promulgated pursuant the Code.

 “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 1.2                                   Definitions.  The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference

Acquisition Transaction	6.6(b)
Action	4.8
Agreement	Preamble
Allocation Schedule	3.1(a)(i)
Appraisal Rights Provisions	3.3(a)
Balance Sheet Date	4.5(a)
Base Balance Sheet	4.5(a)
By-laws	4.1(a)
Certificate of Incorporation	4.1(a)
Certificate of Merger	2.2
Chosen Courts	10.9
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Authorizations	4.13
Company Board	Recitals
Company Copyrights	4.16(a)
Company Customer Information	4.19(b)
Company Intellectual Property	4.16(c)
Company Licenses	4.20
Company Marks	4.16(a)
Company Patents	4.16(a)
Company Requisite Stockholder Approvals	4.1(b)
Company Subsidiary	4.3(a)
Company Subsidiary Securities	4.3(b)
Company Trade Secrets	4.16(b)(x)
Confidentiality Agreement	6.3
Conflict	4.4(a)
Copyrights	4.16(c)
Current Employees	4.14(a)
DGCL	Recitals
Dissenting Share Payments	3.3(d)
Dissenting Shares	3.3(a)

Effective Time	2.2
Employee Program	4.10(j)
Environmental Permits	4.17(c)
Escrow Agent	3.1(a)(ii)
Escrow Agreement	3.1(a)(ii)
Escrow Amount	3.1(a)(ii)
Financial Statements	4.5(a)
Funds Flow Memorandum	3.4
Governmental Authority	4.4(b)
Hazardous Materials Activities	4.17(b)
Indemnification Cut-Off Date	8.1
Indemnified Party	8.2(d)
Indemnifying Party	8.2(d)
Indemnity Claim	8.6(a)
Intellectual Property	4.16(c)
Law or Laws	4.4(a)
Letter of Transmittal	3.1(b)
Licenses In	4.16(a)
Licenses Out	4.16(a)
Marks	4.16(c)(ii)
Merger	Recitals
MergerCo	Preamble
Notice of Claim	8.2(d)
Qualifying Acquisition Proposal	6.6(b)
Parent	Preamble
Parent By-Laws	5.1(a)
Parent Certificate of Incorporation	5.1(a)
Parent Indemnification Amount	8.2(c)(iii)
Parent/MergerCo Indemnified Party	8.2(a)
Patents	4.16(c)(ii)
Paying Agent	3.1(a)(i)
Payment Fund	3.1(a)(i)
Premium Limit	6.8(b)
Products	4.16(a)
Proposal	6.6(b)
Purchase Rights	4.2(b)
Revised Terms	6.6(c)
Schedules	Article IV
Securityholder Indemnified Party	8.2(b)
Securityholders Representative	Preamble
Stockholder(s)	2.6
Superior Proposal	6.6(b)
Surviving Corporation	2.1
Third Party IP	4.16(b)(v)
Threshold	8.2(c)(i)
Trade Secrets	4.16(c)(ii)
Transaction Document or Transaction Documents	4.1(b)
Transfer Taxes	6.7
Ultimate Parent	Preamble

ARTICLE II - THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY

Section 2.1                                   The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and this Agreement.

Section 2.2                                   Effective Time.  On the Closing Date, MergerCo and the Company shall cause the certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with this Agreement and the DGCL.  The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.3                                   Certificate of Incorporation and By-Laws.  The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be amended as set forth on Exhibit B hereto and, as amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and by the terms of such certificate of incorporation.  Subject to Section 6.8, the by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws.  Notwithstanding the foregoing, the name of the Surviving Corporation shall be “Groove Mobile, Inc.” and the certificate of incorporation and by-laws of the Surviving Corporation shall so provide.

Section 2.4                                   Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waiver at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.

Section 2.5                                   Directors and Officers.  The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.6                                   Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Stock (each a “Stockholder,” and collectively, the “Stockholders”) or any shares of capital stock of MergerCo:

(a)                                  Each share of common stock, par value $0.001 of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation following the Merger, and such share shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(b)                                 Each share of Company Stock that is owned by the Company, by Parent, by MergerCo, or by any other wholly owned Subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to and in accordance with the terms of the Certificate of Incorporation, the Per Share Series A Payment Amount, without interest.  As of the Effective Time, all such shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Series A Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Series A Certificate or the delivery of an affidavit as described in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement (including without limitation Section 3.1(a)(ii)), the Per Share Series A Payment Amount for each share of Series A Preferred Stock represented thereby, without interest.

(d)                                 Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to and in accordance with the terms of the Certificate of Incorporation, the Per Share Series B Payment Amount, without interest.  As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Series B Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Series B Certificate as provided in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement (including without limitation Section 3.1(a)(ii)), the Per Share Series B Payment Amount for each share of Series B Preferred Stock represented thereby, without interest.

(e)                                  Each share of Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to and in accordance with the terms of the Certificate of Incorporation, the Per Share Seed Payment Amount, without interest.  As of the Effective Time, all such shares of Seed Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Seed Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Seed Certificate or the delivery of an affidavit as described in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement (including without limitation Section 3.1(a)(ii)), the Per Share Seed Payment Amount for each share of Seed Preferred Stock represented thereby, without interest.

(f)                                    Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with

Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to and in accordance with the terms of the Certificate of Incorporation, the Per CSE Residual Amount multiplied by the Series A-1 Preferred Stock Conversion Rate, without interest.  As of the Effective Time, all such shares of Series A-1 Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Series A-1 Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Series A-1 Certificate as provided in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement (including without limitation Section 3.1(a)(ii)), an amount equal to the Per CSE Residual Amount multiplied by the Series A-1 Preferred Stock Conversion Rate for each share of Series A-1 Preferred Stock represented thereby, without interest.

(g)                                 Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to and in accordance with the terms of the Certificate of Incorporation, the Per CSE Residual Amount, without interest.  As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Common Certificate shall cease to have any rights with respect thereto, except the right to receive (subject any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(i)), upon the surrender of such Common Stock Certificate or the delivery of an affidavit as described in Section 3.1 and upon the terms and subject to the conditions set forth in this Agreement (including without limitation Section 3.1(a)(ii)), the Per CSE Residual Amount for each share of Common Stock represented thereby, without interest.

(h)                                 For the avoidance of doubt, (i) the Allocation Schedule, as prepared in accordance with the terms of this Agreement, may result in one or more classes or series of Company Stock not receiving any payment, distribution or consideration (including, without limitation, any portion of the Merger Consideration) in respect thereof, and the calculations specified therein shall be the final and binding determinations of the allocation of Merger Consideration among the Securityholders; and (ii) the Aggregate Series A/B Preference Amount is greater than the Merger Consideration.

Section 2.7                                   Treatment of Company Options.  Any Company Options which remain issued and outstanding immediately prior to the Effective Time shall, in accordance with their terms and the resolutions adopted by the Board of Directors of the Company in connection with the Merger, be terminated effective as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof.

Section 2.8                                   Treatment of Company Warrants.  Any Company Warrants which remain issued and outstanding as of the Effective Time shall, in accordance with their terms and by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to reflect the Merger and shall from and after the Effective Time, only be exercisable for (x) in the case of the Common Stock Warrant, the Per CSE Residual Amount (which amount is zero) without interest in respect of each share of Common Stock previously exercisable thereunder and (y) in the case of a Series B Warrant, the Per Share Series B Payment Amount, without interest in respect of each share of Series B Preferred Stock previously exercisable thereunder.

ARTICLE III - PAYMENT FOR SHARES; DISSENTING SHARES

Section 3.1                                   Payment and Exchange for Shares of Company Stock and Company Warrants.

(a)                                  Ultimate Parent shall cause the following payments to be made:

(i)                                     Ultimate Parent shall act as paying agent (in such capacity, the “Paying Agent”) in the Merger.  At the Effective Time, Ultimate Parent shall set aside, for the benefit of the Securityholders immediately prior to the Effective Time, for payment in accordance with this Section 3.1, cash in an amount equal to the Aggregate Consideration At Closing (the “Payment Fund”).  All amounts delivered to Stockholders pursuant to this Agreement shall be payable by wire transfer of immediately available funds to an account designated by such Stockholder in the Letter of Transmittal or, if an account is not designated in the Letter of Transmittal, by check.  The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 2.6 out of the Payment Fund.  The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.  The Company has prepared a schedule of the allocation of the Aggregate Consideration At Closing payable to the Securityholders, which is attached hereto as Exhibit C (the “Allocation Schedule”).  Merger Consideration shall be allocated on the Allocation Schedule in accordance with the Certificate of Incorporation in the following order of priority: (A) first in respect of shares of Series A Preferred Stock and Series B Preferred Stock until the Aggregate Series A/B Preference Amount has been allocated; (B) second in respect of shares of Seed Preferred Stock until the Aggregate Series Seed Preference Amount has been allocated; (C) thereafter, in respect of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock, on an as-converted to Common Stock basis.

(ii)                                  Ultimate Parent shall cause to be delivered to U.S. Bank National Association, a national banking association (the “Escrow Agent”), at the Effective Time, an amount of cash equal to the Escrow Consideration (such amount plus any interest or proceeds thereon or with respect thereto are collectively referred to as the “Escrow Amount”).  The Escrow Amount shall be held and shall serve as the sole and exclusive source for satisfaction of any payment to Parent of any indemnification claims to any Parent/MergerCo Indemnified Party pursuant to Article VIII.  The Escrow Amount shall be held in trust by the Escrow Agent pursuant to, and shall be governed by, the terms of an escrow agreement to be entered into by and among Parent, the Securityholders Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.  The parties hereto agree that any payment of the Escrow Amount to the Stockholders shall constitute part of the Merger Consideration (except for any amounts that are treated as imputed interest under the Code) and is intended to qualify for installment sale treatment under Section 453 of the Code.

(iii)                               Each Securityholder’s estimated percentage interest in the Escrow Amount in the event any such amounts (including any interest or other income earned thereon) may be ultimately released and distributed to the Securityholders is set forth on the Allocation Schedule.  The parties hereto acknowledge and agree that the Company and the Securityholders Representative will amend the Allocation Schedule as of the Effective Time to reflect any actual adjustments and allocation of the Merger Consideration required in accordance with this Agreement.

(b)                                 From and after the date hereof the Parent shall deliver to the Stockholders entitled to receive Merger Consideration pursuant to Section 2.6  a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to shares of Company Stock shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in effecting the surrender of a Certificate in exchange for the Aggregate Consideration At Closing attributable to each share represented by such Certificate.

(c)                                  Upon surrender of a Certificate or Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate(s) shall, subject to the occurrence of the Effective Time, shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.6 (subject to the escrow contribution provisions of Section 3.1(a) and to any applicable withholding Tax specified in Section 3.1(g)), in respect of the shares Company Stock represented by such Certificate(s), and the Certificate(s) so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock (other than Certificates representing shares of Company Stock to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to represent solely the right to receive, upon surrender, (i) the portion of the Aggregate Consideration At Closing into which such shares of Company Stock shall have been so converted and (ii) the portion of the Escrow Consideration into which such shares of Company Stock shall have been so converted, all in accordance with the terms of this Agreement.

(d)                                 The receipt of the applicable portion of Merger Consideration in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock and Company Warrants, as applicable, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for Merger Consideration as provided in this Article III, subject to applicable Laws in the case of Dissenting Shares.

(e)                                  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Consideration At Closing attributable to each share formerly represented thereby.

(f)                                    To the extent permitted by applicable Law, none of Parent, MergerCo, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Aggregate Consideration At Closing from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                 Each of the Paying Agent and the Surviving Corporation and Parent shall be entitled to deduct and withhold from the portion of the Aggregate Consideration At Closing attributable to any share of Common Stock, or amounts otherwise payable pursuant to this Agreement to any holder thereof, such amounts as are required to be withheld with respect to the making of such payment under the Code, and the United States Income Tax Regulations, or any provision of United States state or local Tax Laws.  To the extent that amounts are so withheld, such withheld amounts shall be (i) remitted by the Paying Agent, the Surviving Corporation, Parent and/or Ultimate Parent, as the case may be, to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

(h)                                 Promptly following the date that is twelve months after the Effective Time, Parent shall cause the Paying Agent to deliver to the Parent all cash, Certificates and other documents in its possession relating to the Merger, and the Paying Agent’s duties shall terminate.  Any former Stockholders who have not complied with Section 3.1 prior to the end of such twelve month period shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for right to receive their portion of the Merger Consideration as determined hereunder.  If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.2                                   Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerCo, the officers and directors of the Company and MergerCo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 3.3                                   Appraisal Rights.

(a)                                  As of the Closing Date, the Company shall have received the Company Requisite Stockholder Approvals (as defined in Section 4.1(b) below), by execution of a written consent in lieu of a meeting pursuant to Section 228 of the DGCL, which (i) approve of this Agreement, the Merger, the Escrow Agreement and all other transactions contemplated hereby and thereby and appoint Charles River Ventures, LLC as the initial Securityholders Representative and (ii) acknowledge that such approval is irrevocable and that such holder is aware of its or his rights to dissent pursuant to Section 262 of the DGCL, a copy of which was attached to such written consent, and that such holder has received and read a copy of Section 262 of the DGCL.

(b)                                 The Surviving Corporation shall give prompt notice of the taking of the actions described in Section 3.3(a) to all holders of shares of Company Stock not executing the written consent described therein, together with an information statement containing a description of the appraisal rights of holders of all shares of Company Stock available under Section 262 of the DGCL in the form attached hereto as Schedule 3.3(b).

(c)                                  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) (i) have not voted or consented to adopt and approve this Agreement and (ii) shall have demanded properly in writing appraisal for such shares, and not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 2.6, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration in the manner provided in Section 2.6.  Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.

(d)                                 The Company shall give Parent and MergerCo prompt notice of any demands received by the Company prior to the Effective Time for the exercise of appraisal rights with respect to shares of Company Stock and Parent shall have the right (at its expense) to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.  Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payments for such shares) (the sum of the amounts paid pursuant to clauses (i) and (ii), “Dissenting Share Payments”), Parent shall be indemnified under the terms of Article VIII for the amount of such Dissenting Share Payments.

(e)                                  Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Stock shall be cancelled.

Section 3.4                                   Payments at Closing for Company Transaction Expenses.  Prior to the Effective time the Company shall prepare and deliver to the Parent Parties a schedule with respect to payments to be made by the Ultimate Parent at the Effective Time on the Company’s behalf with respect to the Indebtedness for Borrowed Money and the Company Transaction Expenses (the “Funds Flow Memorandum”).  At the Effective Time, Ultimate Parent shall pay, on the Company’s behalf, the outstanding Company Transaction Expenses that have not been paid on or prior to the Closing Date, as set forth on the Funds Flow Memorandum.  Attached hereto as Schedule 3.4 is a true, correct and complete summary of all Company Transaction Expenses unpaid as of the date hereof, and the Company shall update such schedule as of immediately prior to the Effective Time to reflect all Company Transaction Expenses unpaid as of such date.

Section 3.5                                   Payments at Closing for Indebtedness For Borrowed Money and Assumed Indebtedness.  At the Effective Time, Ultimate Parent shall cause to be repaid in full, on the Company’s behalf all Indebtedness For Borrowed Money (x) pursuant to the Funds Flow Memorandum and the terms of a pay-off letter in the form attached hereto as Exhibit F-1 as to Indebtedness For Borrowed Money related to the Credit Agreement and (y) pursuant to the Funds Flow Memorandum and the terms of a pay-off letter in the form attached hereto as Exhibit F-2 (the letters set forth on Exhibit F-1 and Exhibit F-2 are collectively referred to as the “Pay-Off Letter”) as to Indebtedness For Borrowed Money related to the Bridge Notes and the Bridge Note Purchase Agreement.  Attached hereto as Schedule 3.5 is a true, correct and complete summary of the Indebtedness For Borrowed Money and Assumed Indebtedness outstanding as of the date hereof, and the Company shall update such schedule as of immediately prior to the Effective Time to reflect all Indebtedness For Borrowed Money and/or Assumed Indebtedness outstanding as of such date.  At the Effective Time, Ultimate Parent shall cause to be repaid in full, on the Surviving Corporation’s, behalf all Assumed Indebtedness pursuant to the terms of the pay-off letter attached as Exhibit F-2.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and MergerCo, that, except as set forth in the schedules to this Agreement (the “Schedules”), the statements contained in this Article IV are true and correct as of the date of this Agreement.  The headings, if any, of the individual Sections of the Schedules are inserted for convenience only and shall not be deemed to constitute a part hereof or a part of the Agreement.  The Schedules are arranged in Sections corresponding to those contained in the Agreement merely for convenience, and the disclosure of an item in one Section of the Schedules as an exception to a particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to each other covenant, representation or warranty as to which its applicability is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate cross reference to the section of the Schedules where such disclosure is appears.  For purposes of Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20, 4.22, 4.25, 4.27, unless indicated otherwise, the term “Company” shall include any Subsidiary thereof, as applicable.

Section 4.1                                   Existence; Good Standing; Authority.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Except as set forth on Schedule 4.1(a) hereto, the Company has the full corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts and in each other jurisdiction in which the failure to be so qualified or licensed has had or could be reasonably expected to have a Company Material Adverse Effect.  The copies of the Company’s certificate of incorporation (as amended and in effect, the “Certificate of Incorporation”)) and by-laws (as amended and in effect, the “By-laws”), made available to Parent’s and MergerCo’s counsel, are complete and correct, and, except as contemplated by this Agreement, no amendments thereto are pending.  The Company is not in violation of any of the provisions of the Certificate of Incorporation or the By-laws.

(b)                                 The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger, the Escrow Agreement, and any other agreements, certificates or documents contemplated hereby or thereby (collectively, the “Transaction Documents” and each a “Transaction Document”) to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including the Merger, subject only to receipt of the Company Requisite Stockholder Approvals (as defined below).  Schedule 4.1(b) sets forth all votes, consents or approvals of the Company’s Stockholders required in connection with this Agreement and the Transaction Documents and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Company Requisite Stockholder Approvals”).  This Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, have been unanimously approved by the Company Board.  This Agreement has been, and each of the Transaction Documents to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Transaction Documents they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

Section 4.2                                   Capitalization.

(a)                                  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 165,000 shares of Seed Preferred Stock, of which 164,999 are issued and outstanding, (ii) 5,883,549 shares of Series A Preferred Stock, of which 5,883,530 are issued and outstanding; (iii) 1,486,734 shares of Series A-1 Preferred Stock, of which 1,486,717 are issued and outstanding; (iv) 18,700,000 shares of Series B Preferred Stock, of which 14,943,215 are issued and outstanding; and (v) 38,100,000 shares of Common Stock, of which 2,279,438 shares are issued and outstanding.  Schedule 4.2(a) sets forth the number of shares of Common Stock held in the Company’s treasury.  No shares of Preferred Stock are held in the Company’s treasury.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.  Schedule 4.2(a) sets forth each holder of outstanding shares of Company Stock, Company Options and Company Warrants.  All issued and outstanding shares of Common Stock and Preferred Stock have been offered, sold and delivered by the Company in compliance with applicable federal and state securities Laws.  All preferential rights of the Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Certificate of Incorporation of the Company.  Except as set forth on Schedule 4.2(a) (x) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, and (y) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any shares of capital stock of the Company.  There are no shares of capital stock of the Company other than as set forth on Schedule 4.2(a).  Except as contemplated by the Aggregate Series A/B Preference Consideration and the Aggregate Seed Preference Consideration, there are no declared or accrued but unpaid dividends with respect to any shares of Company Stock.

(b)                                 The Company has reserved 5,676,038 shares of Common Stock for issuance to employees and consultants under the Stock Plan, of which (i) 3,263,529 shares of Common Stock are subject to outstanding, unexercised options, (ii) 899,536 shares are subject to outstanding unexercised Purchase Rights (as defined below), (iii) 893,887 shares of Common Stock remain available for future grant, and (iv) 619,086 shares have been issued pursuant to option exercises.  Schedule 4.2(b) sets forth the name of the holder of each option granted under the Stock Plan, the domicile address of such holder, an indication of whether such holder is an employee of the Company as of the date hereof, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.  Except as otherwise set forth on Schedule 4.2(b)(i) and other than the Company Stock, Company Options and Company Warrants, there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Common Stock or Preferred Stock or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement (collectively, “Purchase Rights”).  All issued and outstanding options to purchase Common Stock and Preferred Stock have been offered, issued and delivered in compliance with applicable federal and state securities Laws.  All outstanding Purchase Rights and options to purchase shares of Common Stock and/or Preferred Stock shall have been addressed in accordance with the terms of this Agreement and their respective terms immediately prior to the Closing.  The holders of Company Stock, Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger.  As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Stock and rights to acquire or receive Company Stock.

Section 4.3                                   Subsidiaries.

(a)                                  Except as set forth in Schedule 4.3(a), the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  The Persons required to be disclosed on Schedule 4.3(a) are sometimes referred to herein as a “Company Subsidiary” and collectively as the “Company Subsidiaries”.  None of the Company Subsidiaries is material to the Company’s business, operations or financial condition.  Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Company Subsidiary has the full power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered a true and correct copy of each Company Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent.

(b)                                 Except as set forth in Schedule 4.3(b), all of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Encumbrance (other than Permitted Encumbrances) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).  There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or obligation on the part of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

Section 4.4                                   No Conflict; Consents.

(a)                                  The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party by the Company does not, and the performance of this Agreement and such Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Certificate of Incorporation or the By-laws of the Company or the charter or by-laws (or equivalent organizational documents) of any of its Subsidiaries, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, “Laws” and each a “Law”) applicable to the Company or its Subsidiaries or by which their properties are bound or affected, or (iii) except as indicated on Schedule 4.4(a), materially conflict with, or result in any material violation or material breach of, or constitute a material default under (or an event that with notice or lapse of time or both would become a material default under), or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of (any such event, a “Conflict”), or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of their properties are bound or affected.

(b)                                 Except as set forth in Schedule 4.4(b), no notice to, order or authorization of, or registration, declaration or filing with, or consent, waiver or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) or other third party (so as not to trigger a Conflict) is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the Transaction Documents to which it is a party, and the consummation by the Company of the transactions in accordance with the terms hereof and thereof, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company duly licensed or qualified to do business; and (ii) such other consents, waivers, authorizations, notices, or declarations, or filings, approvals which are set forth on Schedule 4.4.

Section 4.5                                   Financial Statements.

(a)                                  Schedule 4.5(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal years ended December 31, 2004 and December 31, 2005, (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal years ended of the Company at December 31, 2006 and December 31, 2007 and (iii) the unaudited consolidated balance sheet of the Company (the “Base Balance Sheet”) at February 29, 2008 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal year then ended (the financial statements referred to in clauses (i), (ii) and (iii), collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other except as otherwise stated therein and except for the absence of footnotes and year-end adjustments, which were not material in amount in the case of the unaudited Financial Statements.  The Financial Statements fairly presented, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to the absence of footnotes and year-end adjustments, which were not material in amount.

(b)                                 Schedule 4.5(b) lists all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.  All of the accounts receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP and are collectible in the ordinary course of business, consistent with past practice.  Except as set forth on Schedule 4.5(b), no Person has any Encumbrance (other than Permitted Encumbrances) on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

(c)                                  Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received written notice of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of their internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  During the periods covered by the Financial Statements, (i) there have been no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; and (ii) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting have been reported to the Company’s Board and the Company’s external auditors, and any such reports are identified in Schedule 4.5(c).  To the Company’s knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of the Company or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)                                 Schedule 4.5(d) sets forth any and all reports by the Company’s external auditors to the Company’s Board, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Financial Statements:  critical accounting policies, internal control over financial reporting, significant accounting estimates or judgments, alternative accounting treatments and any required communications with the Company’s Board, or any committee thereof, or management of the Company.

Section 4.6                                   Absence of Undisclosed Liabilities.  Except as set forth in Schedule 4.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which (i) has not been reflected or reserved against in the Base Balance Sheet or the Financial Statements, (ii) has not arisen in the ordinary course of the Company’s business consistent with past practices since the Balance Sheet Date, or (iii) is required under GAAP (applied on a consistent basis with that of the preceding accounting periods) to be, but is not, reported on the Financial Statements.

Section 4.7                                   Absence of Certain Changes.  Except as set forth in Schedule 4.7, since the Balance Sheet Date through and including the date hereof there has not been, occurred or arisen any:

(a)                                  transaction or action by the Company except in the ordinary course of business and consistent with past practices;

(b)                                 amendments or changes to the Certificate of Incorporation or By-laws of the Company or the charter or by-laws (or equivalent organizational document) any Subsidiary;

(c)                                  capital expenditure or capital commitment by the Company of $10,000 in any individual case or $25,000 in the aggregate (other than commitments to pay Company Transaction Expenses to be paid in accordance with Section 3.4 hereof);

(d)                                 destruction of, significant damage to or loss of any material assets (whether or not covered by insurance), business, customer, supplier, distribution partner or alliance partner of the Company;

(e)                                  work stoppage, labor strike or other labor trouble, or any action, suit, claim, or employment and/or labor dispute or grievance relating to any employment, labor, safety or discrimination matter involving the Company, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions;

(f)                                    change in Tax or financial accounting methods or practices (including any change in depreciation or amortization policies or rates) or any making of a Tax election or change of any existing election by the Company, in each case, other than in the ordinary course of business of the Company;

(g)                                 revaluation by the Company of any of its respective assets;

(h)                                 declaration, setting aside or payment of a dividend or other distribution with respect to any capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company;

(i)                                     increase or decrease in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (which modification may include the amendment of any vesting terms related to Company Options held by such individuals) other than salary increases in connection with annual salary reviews consistent with past practices and in no event in excess of ten percent per individual, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such Person;

(j)                                     agreement, contract, covenant, instrument, lease, sub-lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound, in each case, in excess of $10,000 in any individual case or $25,000 in the aggregate, except in the ordinary course of business and consistent with past practices;

(k)                                  sale, lease, license or other disposition of any of the assets or properties of the Company, or creation of any Encumbrance in such assets or properties, except in the ordinary course of business and consistent with past practices and except for Permitted Encumbrances;

(l)                                     loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses or extensions of trade credit to customers in the ordinary course of business on customary terms and consistent with past practices;

(m)                               waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company or any Subsidiary except in the ordinary course of business and consistent with past practices;

(n)                                 commencement or notice or, to the Company’s knowledge, threat of commencement of any lawsuit or proceeding against or investigation of the Company or any Subsidiary or its respective directors or officers;

(o)                                 (i) sale by the Company of any Company Intellectual Property or the entering into of any License Out other than customer agreements entered into in the ordinary course of business, copies of which have been provided to Parent, distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any License In, distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person or (iii) change in pricing or royalties set or charged by the Company or any Subsidiary to its respective customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(p)                                 except as set forth Schedule 4.7, issuance or sale by the Company or any Subsidiary of any capital stock of the Company, capital stock of any Subsidiary or Purchase Rights or any amendment of any existing equity arrangement;

(q)                                 forgiveness of any outstanding indebtedness;

(r)                                    event, occurrence, change, effect or condition of any character that has had or could be reasonably expected to have a Company Material Adverse Effect; or

(s)                                  agreement by the Company or any Subsidiary or any officer or, to the Company’s knowledge, employee thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Ultimate Parent and its representatives regarding the transactions contemplated by this Agreement).

Section 4.8                                   Litigation.  Except as disclosed in Schedule 4.8 (which, with respect to each action, suit, claim or proceeding (collectively, “Actions” and each a “Action”) described therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past three (3) years there have not been any, Actions by or against the Company or, to the Company’s knowledge any of its directors, officers, stockholders or employees, before any Governmental Authority (or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority).  None of the matters set forth in Schedule 4.8, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or challenges or calls into question the legality, validity or enforceability of this Agreement, any Transaction Document to which the Company is a party or prohibits the consummation of any of the transactions contemplated hereby or thereby.  There is no investigation pending or, to the Company’s knowledge, threatened against the Company or its properties by or before any Governmental Authority.  To the Company’s knowledge, there is no investigation pending or threatened against any of the Company’s respective officers, directors or employees relating to such Person’s conduct in such capacity by or before any Governmental Authority.  To the Company’s knowledge, no Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

Section 4.9                                   Taxes.

(a)                                  Each Tax Return required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been timely filed and each such Tax Return was true, correct and complete in all material respects.  The Company and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown as due on Tax Returns that have been filed), and (ii) has withheld and remitted to the appropriate Taxing Authority all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)                                 The unpaid Taxes of the Company and its subsidiaries for the period up to the date covered by the Base Balance Sheet do not, as of the date of the Base Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet (rather than in any notes thereto).

(c)                                  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)                                 To the knowledge of the Company after due inquiry with the Company’s Tax advisors, there is no foreign, federal, state or local Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress with respect to a Tax Return of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or any of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 of the Code.

(f)                                    Neither the Company nor any of its Subsidiaries is party to or has any obligation under any Tax Sharing Agreement or any express or implied tax indemnity or tax allocation agreement or arrangement.

(g)                                 Neither the Company nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the United States Income Tax Regulations.

(h)                                 Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(i)                                     Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                                     The Company has delivered to Parent correct and complete copies of all foreign, federal and state income and all state sales and use Tax Returns filed for the Company and each of its Subsidiaries, since December 31, 2003, and has indicated which, if any, of such Tax Returns have been audited or are currently the subject of audit.  The Company has also delivered to Parent correct and complete copies of all examination reports received and all statements of deficiencies assessed against, or agreed to, by the Company or any of its Subsidiaries with respect to such Tax Returns described in the preceding sentence.

(k)                                  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii)                               intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                 prepaid amount received on or prior to the Closing Date.

Section 4.10                            Employee Benefit Plans.

(a)                                  Schedule 4.10(a) sets forth a list of every Employee Program that is maintained by the Company.  The representations set forth in this Section 4.10 shall be limited to the Employee Programs maintained by the Company.

(b)                                 Each Employee Program which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or, in the case of a 401(a) plan based upon a master or prototype form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures) and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed).  No event or omission has occurred which would be reasonably likely to cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 125, 401(a) and 501(c)(9) of the Code).  Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.  No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)                                  Neither the Company nor any ERISA Affiliate knows, nor should any of them  reasonably know, of any failure of any party to comply with any Laws applicable with respect to the Employee Programs.  With respect to any Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Law, or any agreement, or (iii)  non deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense.  No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Program.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 4.10(c).

(d)                                 Neither the Company nor any ERISA Affiliate has within the past six (6) years maintained an Employee Program which is subject to title IV of ERISA.  None of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or Section 4980B of the Code or similar state Laws) or has ever promised to provide such post-termination benefits.

(e)                                  With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered or made available to Parent:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter or advisory opinion with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities Law and (viii) all correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f)                                    Each Employee Program required to be listed on Schedule 4.10(a) may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program.

(g)                                 Each Employee Program (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities Laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933, as amended, and/or state “Blue Sky” Laws.

(h)                                 Except as set forth on Schedule 4.10(h), no Employee Program contains any provision that, as a result of the transactions contemplated herein or upon later employment termination would (i) increase, accelerate or vest any benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty; (iv) trigger any liabilities (including any obligation to provide a Tax gross-up, or (v) forgive any indebtedness. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate the Company or any other entity to make any parachute payment subject to Section 280G of the Code.

(i)                                     Each Employee Program that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code has been operated since January 1, 2005 in good faith compliance with then applicable guidance under Section 409A of the Code. No stock option granted under any Employee Program has an exercise price that was or may be less than the fair market value of the underlying stock as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(j)                                     For purposes of this Agreement:

(i)                                     “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)                                  An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

Section 4.11                            Restrictions on Business Activities.  Except as set forth on Schedule 4.11, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing the conduct of the Company’s business as currently conducted or currently contemplated to be conducted, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the foregoing and except as set forth on Schedule 4.11, the Company has not (i) entered into any agreement under which the Company or Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

Section 4.12                            Title to Properties; Absence of Liens and Encumbrances.

(a)                                  The Company does not own any real property, nor has ever owned any real property.  Schedule 4.12(a) sets forth a list of all real property currently leased or subleased by the Company, the name of the lessor and the date of the lease and each amendment thereto and with respect to any current lease, the aggregate annual rent.  To the Company’s knowledge, all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and, to the Company’s knowledge, there is not, under any of such leases, any existing default or event of default as defined in such leases (or event which with notice or lapse of time, or both, would constitute a default in any material respect).  To the Company’s knowledge, neither the operations of the Company on such real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification, or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.  The Company has delivered to Parent complete copies of all such leases, including all amendments and agreements related thereto, and such leases constitute the entire agreement between the Company or any Subsidiary and each landlord or sublandlord with respect to such leased real property.  All rent and other charges currently due and payable under such leases have been paid.

(b)                                 The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, used or held for use in its respective business, free and clear of any Encumbrances, except for Permitted Encumbrances and Encumbrances (i) reflected in the Company Financial Statements; or (ii) described in Schedule 4.12(b).

(c)                                  All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and as proposed to be conducted and (ii) in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition has not had and could not be reasonably expected to have a Company Material Adverse Effect.

Section 4.13                            Governmental Authorization.  Schedule 4.13 accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Authority (i) pursuant to which the Company or such Subsidiary currently operates or holds any interest in any of its respective properties or (ii) which is required for the operation of its respective business or the holding of any such interest (herein collectively called “Company Authorizations”).  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each Subsidiary to operate or conduct its business or hold any interest in its properties or assets.

Section 4.14                            Labor and Employment Matters.

(a)                                  Schedule 4.14(a) sets forth, with respect to each current Employee as of the date hereof (including any Employee who is on a leave of absence with a right to return) (collectively, the “Current Employees”), (i) the name of each Current Employee and the date as of which such Current Employee was originally hired by the Company, and whether the Current Employee is on an active or inactive status, (ii) such Current Employee’s title; (iii) such Current Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; and (iv) any Governmental Authorization that is held by such Current Employee and that is used in connection with the Company’s business.

(b)                                 Persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such, are not entitled to any benefits to which regular, full-time Employees are entitled to, and have been engaged in compliance in all material respects with all applicable foreign, federal, state and/or local Laws.

(c)                                  The name of each Current Employee that has an employment agreement with the Company is set forth on Schedule 4.14(c).  The Company has made available to Parent a copy of the standard form employment agreement to which each of the Current Employees specified on Schedule 4.14(c), except as otherwise noted in Schedule 4.14(c).  Except as set forth in Schedule 4.14(c), the employment of each of the Current Employees is terminable by the Company at will.  All agreements that provide that a Current Employee is not employed at will are identified in Schedule 4.14(c).

(d)                                 The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the Current Employees.

(e)                                  (i) Except as provided in Schedule 4.14(e)(i), none of the Current Employees have given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement, or, to the knowledge of the Company, expressed or otherwise indicated that he or she will not accept employment with Parent; (ii) the Company has no present intention to terminate the employment of any Current Employee, except for those Current Employees specified on Schedule 4.14(e)(ii) who are being terminated in connection with the transactions contemplated by this Agreement; (iii) to the Company’s knowledge, no Current Employee has received, nor is currently considering, an offer to join a business that likely would be competitive with the Company’s; (iv) to the Company’s knowledge, no Current Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person other than the Company, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a Company Material Adverse Effect or a material adverse effect in any way on the performance by such Person of any of his or her duties or responsibilities for the Company, (v) to the Company’s knowledge, no Current Employee is in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company; and (vi) the Company is not, and has never been, engaged in any dispute or litigation with an Employee regarding Intellectual Property matters.

(f)                                    The Company is not presently, and has not been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract.  The Company does not know of any activities or proceedings of any labor union to organize any Employees.

(g)                                 The Company is not engaged, and to the Company’s knowledge has never been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Employees.  There is not now pending, and to the Company’s knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h)                                 The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state Law.  The Company is not delinquent to, and has not failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, deferred compensation pursuant to any salary deferral plan or similar arrangement, benefits or other direct compensation for any services performed by them, or amounts required to be reimbursed to such individuals as of the date hereof.  The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i)                                     The Company has not an established written or otherwise binding severance pay practice or policy.  Except as set forth in Schedule 4.14(i), (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company benefit or severance policy, practice, agreement, plan, program, applicable Law or otherwise, including, but not limited to, any severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.  Except as set forth in Schedule 4.14(i), upon termination of the employment of such Employees, consultants or contractors, Parent will not be liable to any such employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever (other than in accordance with Parent’s policies).

(j)                                     The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules, regulations, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(k)                                  Except as set forth on Schedule 4.14(k), there are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Authority by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Authority (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise.  In addition, there are no pending, or to the knowledge of the Company, threatened claims or actions against the Company under any workers compensation policy or long-term disability policy.

(l)                                     Except as set forth on Schedule 4.14(l), the Company, and to the Company’s knowledge each Current Employee, is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by a Current Employee will expire during the six (6) month period beginning at the date of this Agreement.

(m)                               The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (either alone or upon the occurrence of any additional or subsequent events), nor the carrying on of the Company’s business as presently conducted or as presently proposed to be conducted nor any activity of any Company officers, directors, Current Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract or agreement under which any of such officers, directors, Current Employees or consultants is now bound.

Section 4.15                            Contracts and Commitments.  Except as set forth in Schedule 4.15, the Company is not party to:

(a)                                  any collective bargaining agreements;

(b)                                 any employment or consulting agreement, contract or commitment with any officer, director, Current Employee or member of the Company’s Board or any Subsidiary’s Board of Directors;

(c)                                  any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(d)                                 any commission and/or sales agreement with a Current Employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any Subsidiary;

(e)                                  any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Transaction Documents;

(f)                                    any fidelity or surety bond or completion bond;

(g)                                 any lease of personal property having a value individually in excess of $5,000;

(h)                                 any agreement of indemnification or guaranty other than customer agreements entered into in the ordinary course of business;

(i)                                     any agreement relating to capital expenditures involving future payments in excess of $10,000;

(j)                                     any agreement containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(k)                                  any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business or any agreement relating to the acquisition of assets or any interest in any business enterprise;

(l)                                     any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

(m)                               any unpaid or unperformed purchase order or purchase contract (including for services) involving $10,000 or more;

(n)                                 any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site, affinity, affiliate or sales representative agreement,

(o)                                 any agreement pursuant to which the Company or any Subsidiary has granted or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements;

(p)                                 any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company’s or any Subsidiary’s products or services, or the products or services of any other Person;

(q)                                 any agreement pursuant to which the Company or any Subsidiary has advanced or loaned any amount to any stockholder of the Company or any director, officer, employee, or consultant other than business travel advances in the ordinary course of business consistent with past practice; or

(r)                                    any other agreement that involves $10,000 or more and is not cancelable by the Company or any Subsidiary without penalty within ninety (90) days.

Except as set forth in Schedule 4.15: (i) each Contract is in full force and effect; and (ii) the Company and each Subsidiary are in compliance in all material respects with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).

Section 4.16                            Intellectual Property.

(a)                                  Schedule 4.16 contains a complete and accurate list of all (i) Patents owned by the Company (“Company Patents”), registered and material unregistered Marks for which the Company owns registrations or registration applications or otherwise claims ownership rights (“Company Marks”) and registered and material unregistered Copyrights owned by the Company (“Company Copyrights”), (ii) products, computer programs and/or services and related documentation designed, developed, manufactured or performed, and currently licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property (other than commercial off the shelf software) (“Licenses In”), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property (“Licenses Out”) (other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Parent).

(b)                                 Except as set forth on Schedule 4.16:

(i)                                     with respect to the Company Intellectual Property (A) purported to be owned by the Company, the Company exclusively owns, subject to any

Licenses Out, rights in such Company Intellectual Property sufficient for the conduct of the Company’s business as currently conducted, and (B) licensed to the Company by a third party (other than commercial off the shelf software), such Company Intellectual Property is the subject of written license or other agreements sufficient for the conduct of the Company’s business as currently conducted; in the case of the foregoing clauses (A) and (B) above, free and clear of all Encumbrances other than Permitted Encumbrances;

(ii)                                  all Company Intellectual Property owned by or exclusively licensed to the Company that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements for such registrations or pending applications (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Company, all registrations of Intellectual Property owned by or exclusively licensed to the Company are valid and enforceable;

(iii)                               none of the Intellectual Property owned by or, to the Company’s knowledge, exclusively licensed to the Company, that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or Taxes or actions with such offices or agencies falling due within 90 days after the Closing Date;

(iv)                              no Company Patent purported to be owned by the Company has been or is now involved in any interference, reissue, re examination or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that interferes with a Company Patent purported to be owned by the Company;

(v)                                 there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Employees alleging that any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any Person or that any of the Company Intellectual Property is invalid or unenforceable;

(vi)                              no activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party IP, other than the rights of any Person under any Patent, or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP, other than the rights of any Person under any Patent, and to the Company’s knowledge, no activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) the rights of any Person under any Patent;

(vii)                           the Company does not have any obligation to compensate any Person for the use of any Intellectual Property, other than pursuant to Licenses In; the Company has not entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property, other than pursuant to Licenses Out; other than Licenses In and Licenses Out, there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property, (B) restrict the Company’s operations, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Company Intellectual Property;

(viii)                        all former employees and Current Employees, and former and current consultants and current contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest (to the extent the same pertain to the Company’s business as currently conducted) in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property relating thereto; in each case where a Company Patent is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(ix)                                to the knowledge of the Company, (A) there is no, nor has there been any, material infringement or violation by any Person of any of the Company Intellectual Property owned or exclusively licensed to the Company or the Company’s rights therein or thereto and (B) there is no, nor has there been any, material misappropriation by any Person of any of the Company Intellectual Property owned or exclusively licensed to the Company or the subject matter thereof;

(x)                                   the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company (the “Company Trade Secrets”), including, without limitation, requiring each former employee and Current Employee and consultant, any current contractor, and any other Person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the Company’s knowledge, there has not been any material breach by any party of such confidentiality agreements;

(xi)                                (A) the Company has not granted any current or contingent rights, licenses or interests in or to the source code of the Products, and (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any Person;

(xii)                             the Products perform in all material respects in accordance with their documented specifications and as the Company has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Company Material Adverse Effect;

(xiii)                          the Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices intentionally created by the Company that could, in any material respect, disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company or any customer, licensee or recipient; and

(xiv)                         (A) none of the Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement), and (B) the incorporation, linking, calling or other use in or by any such Product of any such software listed on Schedule 4.16(b)(xiv) does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party other than the software listed on Schedule 4.16(b)(xiv).

(c)                                  For purposes of this Agreement,

(i)                                     “Company Intellectual Property” means all Intellectual Property owned by the Company or licensed to the Company and all of the Intellectual Property rights of the Company in the Products.  “Company Intellectual Property” includes, without limitation, the Intellectual Property rights of the Company in the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(ii)                                  “Intellectual Property” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing and the goodwill of the business associated with the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, to the extent any of the foregoing are trade secrets under applicable law, “Trade Secrets”); and (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

Section 4.17                            Environmental Matters.

(a)                                  The Company has not:  (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) Released any substance that has been designated by any Governmental Authority or by any Environmental Law to be a Hazardous Material, but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present, as a result of the actions of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b)                                 The Company has not transported, stored, used, manufactured, disposed of, Released or exposed its Employees or others to Hazardous Materials in violation of any Environmental Law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Environmental Law to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c)                                  The Company currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their respective Hazardous Material Activities, if any, and any other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d)                                 No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.  The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

(e)                                  The Company has not agreed to indemnify or hold harmless any Person with respect to any environmental liability, or to assume any environmental compliance obligations of any Person.

Section 4.18                            No Brokers.  The Company has not entered into any contract, arrangement or understanding with any Person or firm to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained and will owe fees to Rutberg & Company, LLC as its financial advisors in connection with the Merger.

Section 4.19                            Compliance with Laws.

(a)                                  Except as set forth on Schedule 4.19, the Company is not in conflict with, or in default or violation of, (i) any Law, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its properties is bound or affected or (iii) any judgment, order or injunction.

(b)                                 The Company has not sold, transferred, disclosed, made available to the public or otherwise released for distribution any of their respective customer files and other customer information relating to the Company’s current and former customers (the “Company

Customer Information”).  Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

Section 4.20                            Licenses and Permits.  Schedule 4.20 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company and are currently in effect (the “Company Licenses”).  Each Company License is valid and in full force and effect, except to the extent the failure of any such Company License to be valid and in full force and effect would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License, except to the extent the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Schedule 4.20, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby, except to the extent such effect would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21                            Records.

(a)                                  The books, records and accounts of the Company since January 1, 2005 (i) are accurate and complete in all material respects; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and the Subsidiaries; and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

(b)                                 The corporate minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain complete and accurate records, in all material respects, of all material actions taken, and summaries of all meetings held, by the stockholders and the board of directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.

Section 4.22                            Affiliated Transactions.  Except as set forth on Schedule 4.22, to the Company’s knowledge, no officer, director or Affiliate of the Company (nor the spouse or sibling of any of such Persons, or any Person in which any of such Persons has or has had an ownership interest), has or has had, directly or indirectly, (i) an ownership interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; or (ii) an ownership interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services; or (iii) a beneficial interest in any contract or agreement set forth in the Company Disclosure Schedules (excluding any employment, benefit or equity contract to which any Employee is a party); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “ownership interest in any entity” for purposes of this Section 4.22.  Except as disclosed on Schedule 4.22(iv), there are no receivables of the Company owing by any director, officer, employee, or consultant to the Company (or any ancestor, sibling, descendant, or spouse of any such Persons, or any Person in which any of such Persons has or had an ownership interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).  None of the Stockholders have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Section 4.23                            Change of Control Payments.  Schedule 4.23 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees of or consultants to the Company as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Transaction Documents as well as the amounts payable under each such plan, agreement or arrangement.

Section 4.24                            Voting Requirements.  The Company Requisite Stockholder Approvals are the only approvals of the Stockholders necessary to approve, authorize and adopt this Agreement and the transactions contemplated hereby.  Upon receipt of the Company Requisite Stockholder Approvals, all votes, approvals and other actions on the part of the Stockholders of the Company necessary to approve, authorize and adopt this Agreement and the transactions contemplated hereby will have been obtained (in each case, in compliance with applicable Law, the Certificate of Incorporation, the Company Investor Rights Agreement and the Company Voting Agreement).

Section 4.25                            Insurance.  Schedule 4.25 sets forth a complete list of all insurance policies and fidelity bonds covering the respective assets, business, equipment, properties, operations, Employees, officers and directors of the Company.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim that will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self insurance plan or program.

Section 4.26                            Accounts Receivable.  Except as provided in Schedule 4.26, the accounts receivable of the Company at January 31, 2008 as reflected in Schedule 4.26, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are in all material respects bona fide existing and represent monies due and are subject to no refunds or other adjustments and to no defenses or rights of setoff.

Section 4.27                            Significant Customers and Suppliers.  Schedule 4.27 identifies each customer of the Company and its Subsidiaries that for the fiscal year ended December 31, 2006 and for the fiscal year ended December 31, 2007 represented at least one percent (1%) of total revenues of the Company and its Subsidiaries for such year, indicates the amount of such revenue from such customer for such year, and identifies each supplier of the Company and its Subsidiaries that for each such fiscal year represented at least five percent (5%) of the total net purchases of the Company and its Subsidiaries for such year.  Except as indicated in Schedule 4.27, no such customer or supplier identified on in Schedule 4.27 has, to the Company’s knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company.

Section 4.28                            Bank Accounts.  Schedule 4.28 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary of the Company maintains safe deposit boxes or accounts of any nature, the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such safe deposit boxes or accounts.

Section 4.29                            Product Warranties; Defects; Liabilities.  Except as provided in Schedule 4.29, each Product manufactured, sold, licensed, leased or delivered by the Company has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties except as reserved on the Financial Statements.  The Company has no liability or obligation  for replacement or repair thereof or other damages in connection therewith except liabilities or obligations pursuant to Licenses Out or otherwise incurred in the ordinary course of business consistent with past practice.  To the knowledge of the Company, no Product is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale, license or lease.

ARTICLE V - REPRESENTATIONS AND WARRANTIES
OF PARENT PARTIES

Each Parent Party hereby jointly and severally represents and warrants to the Company that except as set forth in the Schedules, the statements contained in this Article V are true and correct as of the date of this Agreement.  The headings, if any, of the individual Sections of the Schedules are inserted for convenience only and shall not be deemed to constitute a part hereof or a part of the Agreement.  The Schedules are arranged in Sections corresponding to those contained in the Agreement merely for convenience, and the disclosure of an item in one Section of the Schedules as an exception to a particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to each other covenant, representation or warranty as to which its applicability is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate cross reference to the section of the Schedules where such disclosure is appears.

Section 5.1                                   Existence; Good Standing; Authority.

(a)                                  Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each Parent Party has the full corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted.  Each Parent Party is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction except for any such failure to be so qualified or licensed that has not had or could not be reasonably expected to have a Parent Material Adverse Effect.  The copies of Parent’s certificate of incorporation (as amended and in effect, the “Parent Certificate of Incorporation”)) and by-laws (as amended and in effect, the “Parent By-laws”), and of MergerCo’s certificate of incorporation and by-laws, in each case, as amended and in effect, made available to the Company’s counsel, are complete and correct, and, except as contemplated by this Agreement, no amendments thereto are pending.  Parent is not in violation of any of the provisions of the Parent Certificate of Incorporation or the Parent By-laws and MergerCo is not in violation of any of the provisions of its certificate of incorporation or by-laws.

(b)                                 Each of Ultimate Parent, Parent and MergerCo has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Ultimate Parent, Parent and MergerCo of this Agreement and the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action and no further action is required to authorize this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including the Merger, subject only to receipt of Parent’s approval as sole stockholder of MergerCo.  This Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, have been approved by the Board of Directors

(including by any committee thereof) of each of Ultimate Parent, Parent and MergerCo in each case, to the extent a party to this Agreement and/or the Transaction Documents.  This Agreement has been, and each of the Transaction Documents to which each of Ultimate Parent, Parent and MergerCo is a party will be at the Closing, duly executed and delivered by such Person and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Ultimate Parent, Parent and MergerCo), this Agreement constitutes, and in the case of the Transaction Documents they will at Closing constitute, valid and binding obligations of each of Ultimate Parent, Parent and MergerCo, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

Section 5.2                                   No Conflict; Consents.

(a)                                  The execution and delivery of this Agreement and the Transaction Documents by the Parent Parties does not, nor will the performance of this Agreement and such Transaction Documents by any Parent Party nor the consummation of the transactions contemplated hereby and thereby, (i) conflict with or violate the Parent Certificate of Incorporation or the Parent By-laws or the certificate of incorporation or by-laws (or equivalent organizational documents) of either Ultimate Parent or MergerCo, (ii) conflict with or violate any Law applicable to any Parent Party or by which their properties are bound or affected, or (iii) trigger a material Conflict, or result in the creation of a material Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any Parent Party pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which a Parent Party is a party or by which a Parent Party or any of their respective properties are bound or affected.

(b)                                 No notice to, order or authorization of, or registration, declaration or filing with, or consent, waiver or approval of any Governmental Authority or other third party (so as not to trigger a Conflict) is required by or with respect to any Parent Party in connection with its execution and delivery of this Agreement or the Transaction Documents to which it is a party, and its consummation of the transactions in accordance with the terms hereof and thereof, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which a Parent Party is duly licensed or qualified to do business.

Section 5.3                                   No Brokers.  Except for an agreement with Bowen Advisors, Inc., no Parent Party has entered into any contract, arrangement or understanding with any Person or firm to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

Section 5.4                                   Financial Resources.  The Parent Parties have (on a consolidated basis), on the date hereof, the financial capability and all of the funds in cash or cash equivalents, free of Encumbrances, required in order to complete the Merger and the other transactions contemplated hereunder, on the terms contained in this Agreement, and will have all such capability (on a consolidated basis), free of Encumbrances, as of the Effective Time.

Section 5.5                                   Litigation.  There are no Actions pending or, to the knowledge of any Parent Party, threatened against any Parent Party which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect or challenges or calls into question the legality, validity or enforceability of this Agreement or any Transaction Document to which any Parent Party is a party or prohibits the consummation of any of the transactions contemplated hereby or thereby.

ARTICLE VI - ADDITIONAL AGREEMENTS

Section 6.1                                   Stockholders Consent.

(a)                                  The Company shall use its best efforts to obtain, as soon as practicable following the execution of this Agreement by the Company, the Company Requisite Stockholder Approval in accordance with applicable Law, the Certificate of Incorporation and the By-Laws.

(b)                                 Immediately following the execution of this Agreement by MergerCo, Parent, as sole stockholder of MergerCo, shall adopt and approve, in accordance with applicable Law, this Agreement by written consent as permitted by its by-laws.

(c)                                  Each of Parent and the Company shall provide to the other any information that may be required under applicable Law and that is reasonably requested by the other party for inclusion in any documents used to solicit the approval of such party’s stockholders of this Agreement and the transactions contemplated hereby including, without limitation, pursuant to any proxy statement, information statement or written consent of stockholders.

Section 6.2                                   Access to Information.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof and the Effective Time, each of the Company and Parent shall afford the other and their respective accountants, legal counsel, and other representatives reasonable access during normal business hours upon prior notice to (a) the properties, books, contracts, commitments and records of the other party (and any Subsidiary) and (b) such other information concerning the business, properties, and personnel of the other party (and any Subsidiary) as Parent or the Company, as the case may be, may reasonably request.  Each of the Company and Parent agrees to provide the other and their respective accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request.

Section 6.3                                   Confidentiality.  The parties shall adhere to the terms and conditions of that certain confidentiality agreement dated November 27, 2007 by and between the Company and Ultimate Parent (the “Confidentiality Agreement”).

Section 6.4                                   Regulatory and Other Authorizations; Consents.

(a)                                  Each of the Company and the Parent Parties shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof.

(b)                                 The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(c)                                  Each of Parent and MergerCo shall use commercially reasonable efforts to assist the Company in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including, (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto; and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 6.5                                   Press Releases.  The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law (including, without limitation, any securities Law) or by the rules or regulations of any applicable self-regulatory organization (including, without limitation, any securities exchange), in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.  Notwithstanding the foregoing, Parent and its Affiliates shall not be bound by the provisions of this Section 6.5 following the Closing Date.

Section 6.6                                   No Solicitations.

(a)                                  Except as otherwise provided herein, prior to the Closing, the Company shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Company, all or substantially all of the Company’s assets, or the Company Stock.

(b)                                 Except as otherwise provided herein, from and after the time the Company obtains the Company Requisite Stockholder Approval, the Company will not, and will not permit any of its directors, officers, Current Employees, advisors, representatives, agents or affiliates to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase, disposition, transfer or exclusive license of any amount of the assets of the Company (other than in the ordinary course of business) or any capital stock of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing (a “Proposal”); provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) making disclosures to the holders of Company Stock that the Company Board determines in good faith (after consultation with outside counsel) that the Company Board is required to make in order to comply with its fiduciary duties to the holders of Company Stock under the DGCL, or (B) at any time prior to, but not after, the Company Requisite Stockholder Approvals are obtained:  (I) providing confidential or non-public information in response to a request therefor by a Person who has made an unsolicited bona fide written Proposal for an Acquisition Transaction which did not result from a breach of this Section 6.6 (a “Qualifying Acquisition Proposal”); (II) engaging or participating in any discussions or negotiations with any Person who has made a Qualifying Acquisition Proposal; or (III) approving or recommending to the holders of shares of Company Stock a Qualifying Acquisition Proposal (or agreeing to take any such action), if and only to the extent that (1) in the case of any action described in clause (I), (II) or (III) above, after consulting with outside legal counsel the Company Board determines in good faith that failing to take such action would constitute a breach by the directors of the Company of their fiduciary duties under applicable Law; (2) prior to taking any action described in clause (I) or (II) above, the Company and the other Person referred to in such clauses execute and deliver a written confidentiality agreement on terms substantially similar to the Confidentiality Agreement; (3) in the case of any action described in clause (II) or (III) above, the Company Board determines in good faith and after consulting with its financial advisors and outside counsel that the Qualifying Acquisition Proposal referred to in such clauses is (x) more favorable from a financial point of view to the Stockholders than the Merger after taking into account any Revised Terms by Parent before such action is taken and all other relevant factors (including but not limited to the probability that such Qualifying Acquisition Proposal will be consummated and the time required to effect such consummation) and (y) reasonably likely to be consummated taking into account all legal, financial, regulatory and other relevant factors (any such Qualifying Acquisition Proposal, a “Superior Proposal”), or in the case of clause (II) only, is reasonably likely to lead to a Superior Proposal; (4) before taking any of the actions described in clause (II) or (III) above, the Company shall have provided written notice to Parent of the Company’s or the Company Board’s intention to take such action, at least five (5) Business Days (in the case of the first Qualifying Acquisition Proposal made by such Person) or one (1) Business Day (in the case of any subsequent Qualifying Acquisition Proposal made by such Person) shall have elapsed since the date on which Parent received such notice and the Company shall have complied with the provisions of
Section 6.6(c).

(c)                                  The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Ultimate Parent, Parent and MergerCo) conducted heretofore with respect to any Proposal.  The Company shall advise Parent in writing of any Proposal (including the terms thereof and the identity of the Person making the Proposal) and inquiries with respect to any Proposal within 24 hours of the receipt of such Proposal or inquiry and shall keep Parent informed on a current basis of the status of any discussions regarding a Proposal.  The Company agrees that during the five- and one- Business Day periods described in clause (B)(III)(4) of the proviso of paragraph (b) above, the Company shall negotiate in good faith with Parent with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.  Any such revisions which Parent offers in writing to make which, if accepted by the Company, would be legally binding on the parties to this Agreement are referred to herein as “Revised Terms”.

(d)                                 Notwithstanding anything in this Section 6.6 to the contrary, nothing in this Agreement shall prohibit the Company from (i) obtaining additional equity financing from its existing investors, (ii) making an assignment for the benefit of creditors or (iii) dissolving and winding up.

Section 6.7                                   Transfer Taxes.  Parent shall be liable for and shall hold the Company and Securityholders  harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”).  The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

Section 6.8                                   Books and Records; Insurance.

(a)                                  Parent and MergerCo shall, and shall cause the Surviving Corporation and each Subsidiary to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company on the Closing Date and of Parent and the Company following the Closing Date and to make the same available for inspection and copying by the Stockholders as of immediately prior to the Effective Time or any of the representatives of such Stockholders at the expense of such Stockholders during the normal business hours of Parent, MergerCo, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.

(b)                                 Parent and MergerCo each agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or equivalent organizational documents) shall survive the Effective Time and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Closing Date, except for such changes as may be required pursuant to applicable Law.  Prior to the Effective Time, the Company shall obtain (and the Surviving Corporation after the Closing shall pay for) a “tail” insurance policy that would indemnify all of the directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time for a period of six (6) years after the Effective Time; provided that the aggregate cost of such policy shall not exceed one-hundred and twenty-five percent (125%) (the “Premium Limit”) of the premiums currently in place for the Company’s current policy, and in the event that the Premium Limit is insufficient for such coverage, the Company shall obtain the maximum amount of coverage that is available for such amount.  This Section 6.8 is intended for the benefit of, and to grant third-party rights to, the Persons entitled to indemnification hereunder, and each of such Persons shall be entitled to enforce the covenants contained herein.

Section 6.9                                   Further Action.  Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.10                            Termination of Company Stock Options.  The Company shall use commercially reasonable efforts to cause all Company Options issued and outstanding immediately prior to the Effective Time to be terminated effective as of the Effective Time by virtue of the Merger and without any action on the part of the holder thereof.

Section 6.11                            Termination of Company Warrants.  On or before the Effective Time, the Company shall have delivered to each holder of Company Warrants written agreements (in form and substance reasonably satisfactory to Parent) pursuant to which, in connection with the Merger, the Company Warrants shall be cancelled and terminated.

Section 6.12                            Company Investor Rights.  The Company shall take such steps as may be necessary to (i) terminate, as of the Closing, all of the operative rights of the Company Stockholders and obligations of the Company to the Company Stockholders under the Company Investor Rights Agreement, and terminate, as of the Closing, the Company Voting Agreement and any other Company investor rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and (ii) deliver all required notifications of the Merger and the other transactions contemplated thereby to the holders of shares of Company Stock and Company Options.

Section 6.13                            Resignation of Officers and Directors.  The Company shall obtain the resignations of the officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

Section 6.14                            Pay-Off Letter.  The Company shall take any and all steps as may be necessary to obtain the Pay-Off Letter pursuant to which, upon repayment as set forth in Section 3.5 hereof, the Credit Agreement, the Bridge Notes, the Assumed Indebtedness, the Bridge Note Purchase Agreement and all obligations under any of the foregoing, shall be terminated.

ARTICLE VII - CONDITIONS TO THE MERGER

Section 7.1                                   Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)                                  Stockholder Approval.  This Agreement shall have been adopted and approved by the Stockholders in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

(b)                                 Governmental Consents.  All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities set forth in Schedule 4.4(b) shall have been obtained except where the failure to obtain such licenses, permits, consents, authorizations, approvals, qualifications and orders, individually and in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(c)                                  No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

Section 7.2                                   Additional Conditions to Obligations of Parent and MergerCo.  The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCo at or prior to the Effective Time:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in Article IV hereof shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date).  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

(b)                                 Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

(c)                                  Secretary’s Certificate.  The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and By-Laws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board authorizing and approving the applicable matters contemplated hereunder.

(d)                                 Escrow Agreement.  The Securityholders Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)                                  Termination of Company Stockholder Agreements.  The Company shall have terminated as of the Closing all of the operative rights of the Company Stockholders and obligations of the Company to the Company Stockholders under the Company Investor Rights Agreement, and terminated, as of the Closing, the Company Voting Agreement, and evidence of the terminations of such agreements shall have been delivered to Parent.

(f)                                    Resignation of Directors and Officers.  Parent shall have received the resignations of the officers of the Company and the members of the Company Board.

(g)                                 Third Party Consents.  Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 7.2(g) in form and substance reasonably satisfactory to Parent.

(h)                                 Dissenters’ Rights.  Holders of not more than 5% of the outstanding shares of Company Stock (calculated on an as-if-converted to Common Stock basis) shall have exercised appraisal rights under the DGCL with respect to the transactions contemplated by this Agreement.

(i)                                     Company Requisite Stockholder Approvals.  The Company shall have obtained all Company Requisite Stockholder Approvals as contemplated by Section 4.1(b) hereof.

(j)                                     Unanimous Board Approval.  The Company Board shall have unanimously (i) approved the Merger and determined that the Merger is advisable to the Company and its stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) recommended to the Company’s stockholders to adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement and approve the Merger, which unanimous approval recommendation shall not have been modified or withdrawn in a manner adverse to Parent.

(k)                                  Tax Certificate.  The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

(l)                                     Allocation Schedule.  The Company shall have delivered to Parent, as of the Closing Date, the Allocation Schedule, which shall be a true and complete list, certified by the Secretary of the Company, of all stockholders of the Company as of the Closing Date including the number of shares of capital stock of the Company held at the Closing Date by each stockholder (and the class and series thereof), the address of each stockholder as contained in the files of the Company and the amount of the Merger Consideration that each Securityholder is entitled to receive pursuant to Section 2.6 hereof.

(m)                               Termination of Company Stock Options.  Substantially all of the outstanding Company Stock Options held by Current Employees shall have been terminated in accordance with their respective terms, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(n)                                 Termination of Warrants.  Except for the Common Stock Warrant and the Series B Warrants issued to Nextel Data Investments, Inc. and Silicon Valley Bank, all outstanding Company Warrants shall have been terminated and, and Parent and MergerCo shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(o)                                 Termination of Certain Agreements.  Except for the agreements set forth on Schedule 7.2(o), all existing employment agreements, severance agreements, change of control agreements, bonus plans or arrangements between the Company or any of its Subsidiaries and any of their current or former officers, directors, employees, consultants or other agents shall have been terminated to the reasonable satisfaction of Parent and Parent and MergerCo shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.  On or before the Closing Date, the Company shall have made all payments required to be made to any Person under any of the agreements described in the previous sentence (other than Company Transaction Expenses which shall be paid pursuant to Section 3.4), and the Company shall have delivered to Parent written documentation evidencing the same.

(p)                                 Outstanding Debt.  Except for the Indebtedness for Borrowed Money and the Assumed Indebtedness, the Company shall have no outstanding indebtedness for borrowed money (including any convertible indebtedness for borrowed money) outstanding, and all Encumbrances (other than any Permitted Encumbrances) on the Company’s and its Subsidiary’s assets shall have been terminated and released, and Parent and MergerCo shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(q)                                 Fees.  The Company shall have provided an updated Schedule 3.4 which shall contain a detailed summary of the Company Transaction Expenses as of the Closing Date.

(r)                                    Invention Agreements.  Each Current Employee will have executed a proprietary inventions and assignment agreement in the form previously provided by Parent to the Company.

(s)                                  Cancellation of Credit Agreement, Etc.   The Company shall have negotiated the Pay-Off Letter with ORIX Venture Finance LLC relating to the Credit Agreement and Pay-Offer Letter with the holders of the Bridge Notes and the Assumed Indebtedness pursuant to which, subject to the payment contemplated by Section 3.5, all outstanding amounts under the Credit Agreement, the Bridge Notes, the Assumed Indebtedness and the Bridge Note Purchase Agreement shall be repaid, the Credit Agreement, the Bridge Notes, the Assumed Indebtedness and the Bridge Note Purchase Agreement shall be terminated and all liens and security interests granted under any of the foregoing shall be released.

(t)                                    Termination of Certain Employees.  The Company shall have terminated the employment of the individuals set forth on Schedule 4.14(e)(ii).

Section 7.3                                   Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a)                                  Representations and Warranties.  The representations and warranties of the Parent Parties set forth in Article V hereof shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date), with only such exceptions which, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by the President of Parent, dated the Closing Date, to the foregoing effect.

(b)                                 Performance of Obligations of Parent Parties.  Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the President of Parent, dated as of the Closing Date, to the foregoing effect.

(c)                                  Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement

(d)                                 MergerCo Stockholder Approval.  MergerCo shall have obtained Parent’s approval of the Merger and the other transactions contemplated hereby as sole stockholder of MergerCo.

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

Section 8.1                                   Survival.  The representations, warranties, covenants, agreements and obligations of the Company and each Parent Party contained in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection hereto shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto and shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the earlier of (i) the date that is thirty (30) days after the completion of the Company’s audit for the fiscal year ending December 31, 2008 and (ii) September 30, 2009 (the “Indemnification Cut-Off Date”), except as (i) to any matter to which any Parent/MergerCo Indemnified Party or any Securityholder Indemnified Party has made a claim for indemnification pursuant to the terms of this Agreement on or prior to the Indemnification Cut-Off Date, such matter shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied pursuant to the terms of this Agreement and (ii) that any such expiration pursuant to this sentence shall not cause to expire or limit in any manner whatsoever any liabilities that any Parent/MergerCo Indemnified Party, on the one hand, or any Securityholder Indemnified Party, on the other hand, has or may have for fraudulent acts or omissions or willful misrepresentations.

Section 8.2                                   Indemnification.

(a)                                  Subject to the other terms and conditions set forth in this Agreement, from and after the Effective Time, each Parent Party, the Surviving Corporation and their respective officers and directors (each a “Parent/MergerCo Indemnified Party”) shall be held harmless and indemnified by the Securityholders solely out of the Escrow Amount, severally and not jointly in accordance with their respective pro rata portion of the Escrow Amount, to the extent of (i) any Losses suffered by such Parent/MergerCo Indemnified Party resulting from (A) the breach of any representation or warranty of the Company contained herein or contained in a certificate of any officer of the Company delivered pursuant to this Agreement (disregarding for purposes of this Section 8.2 any “Company Material Adverse Effect” “materiality”, “in all material respects”, or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses, and not for purposes of determining whether or not a breach has occurred) and (B) any breach of any covenant or agreement of the Company contained herein and (ii) without duplication, any Company Transaction Expenses unpaid as of the Effective Time, other than Company Transaction Expenses payable at the Effective Time pursuant to Section 3.4.

(b)                                 Subject to the overall limitations set forth in this Agreement, from and after the Effective Time, each Securityholder and their respective officers and directors, to the extent applicable (each, a “Securityholder Indemnified Party”) shall be held harmless and indemnified by Ultimate Parent for any Losses resulting from (i) a breach of any representation or warranty of a Parent Party contained herein or contained in a certificate of any officer of any of them delivered pursuant to this Agreement (disregarding for purposes of this Section 8.2 any “Parent Material Adverse Effect” “materiality”, “in all material respects”, or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses, and not for purposes of determining whether or not a breach has occurred) and (ii) any breach of any covenant or agreement of a Parent Party contained herein.

(c)                                  The Parent/MergerCo Indemnified Parties’ indemnification rights pursuant to Section 8.2(a) and the Securityholder Indemnified Parties’ indemnification rights pursuant to Section 8.2(b) each shall be limited as follows:

(i)                                     No Parent/MergerCo Indemnified Party shall be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Sections 8.2(a)(i) and 8.2(a)(ii) exceeds $100,000 (the “Threshold”), at which time the Parent/MergerCo Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(a) (including all Losses incurred prior to exceeding the Threshold), subject to the other limitations and qualifications set forth in this Article VIII.  No Securityholder Indemnified Party shall be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(b) exceeds the Threshold, at which time the Securityholder Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(b) (including all Losses incurred prior to exceeding the Threshold), subject to the other limitations and qualifications set forth in this Article VIII.

(ii)                                  Except as set forth in paragraph (iv) of this Section 8.2(c), the recourse to the Escrow Amount in accordance with this Article VIII shall be the sole and exclusive remedy for the right of any Parent/MergerCo Indemnified Party to recover for any Losses arising from or related to any matter described in Section 8.2(a).  Accordingly, subject to paragraph (iv) of this Section 8.2(c), Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 8.2(a) for any amount of indemnifiable Losses in excess of the Escrow Amount.

(iii)                               The aggregate maximum liability of Parent for Losses under this Article VIII shall not exceed the sum of (a) the unpaid portion of the Aggregate Consideration At Closing plus the unpaid portion of the Assumed Indebtedness, if any and (b) to the extent not delivered to the Escrow Agent at Closing pursuant to Section 3.1, the undelivered portion of the Escrow Consideration, if any (the sum of the amounts described in clauses (a) and (b) of this Section 8.2(c)(iii) are collectively referred to as, the “Parent Indemnification Amount”).  Except as set forth in paragraph (iv) of this Section 8.2(c), the recourse to the Parent Indemnification Amount in accordance with this Article VIII shall be the sole and exclusive remedy for the right of any Securityholder to recover for any Losses arising from or related to any matter described in Section 8.2(b).  Accordingly, subject to paragraph (iv) of this Section 8.2(c), Securityholder Indemnified Parties shall not be able to seek indemnification pursuant to Section 8.2(b) for any amount of indemnifiable Losses in excess of the Parent Indemnification Amount.

(iv)                              Notwithstanding anything herein to the contrary, the limitations on liability in this Article VIII shall not apply to (x) any indemnitor hereunder as to any Losses to the extent such Losses arise from such indemnitor’s fraudulent acts or omissions or willful misrepresentations or (y) any right to seek a preliminary or permanent injunction or specific performance.

(d)                                 Any Person that is seeking indemnification under Section 8.2 hereof (each an “Indemnified Party”) shall give prompt (and, in any event, on or before the Indemnification Cut-Off Date) written notice (the “Notice of Claim”) to the Person from whom indemnification is sought (the “Indemnifying Party”) of any Loss in respect of which the Indemnifying Party has a duty to indemnify such Indemnified Party under Section 8.2 hereof, and the Notice of Claim shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Notice of Claim relates and the amount of the Loss involved (or, if not determinable, a reasonable good faith estimate of the amount of the Loss involved); provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve Indemnifying Party of any liability or obligation hereunder, except to the extent that such notice is given after the

Indemnification Cut-Off Date or Indemnifying Party demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice.  Any Notice of Claim to be given by or to, as the case may be, any Securityholder under this Section 8.2(d) hereof shall be given by or to, as the case may be, the Securityholders Representative.

(e)                                  If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days after the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to Indemnified Party, provided, however, that, notwithstanding the foregoing, if the Securityholders are the Indemnifying Party, then the Securityholders shall be entitled to assume control of such defense if, as a condition precedent to assuming such control, the Securityholder Representative (on behalf of all Securityholders) first enters into a written agreement with the Parent/MergerCo Indemnified Parties involved in such claim (in form and substance reasonably satisfactory to such Parent/MergerCo Indemnified Parties) pursuant to which all Securityholders become fully responsible under this Article VIII (with no reservation of rights) for all Losses relating to such claim, subject to the limitations and qualifications set forth in this Article VIII.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense.  The party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnifying Party, on the one hand, and those of the Indemnified Party, on the other hand, with respect to such claim, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement.  Notwithstanding anything to the contrary contained herein, in the event that the Indemnified Party determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect (it being understood by the parties hereto that any action relating to Taxes and Intellectual Property shall be deemed to “materially adversely affect”) it or its rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim at its own expense, and neither the amount of such settlement nor fees and expenses of counsel shall be considered Losses for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(f)                                    Neither the Indemnifying Party nor any Indemnified Party shall agree to any settlement of any claim, suit, action, cause of action suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.  For purposes hereof, a party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the other party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.

(g)                                 From and after the Effective Time, the indemnification remedies and other remedies provided in this Article VIII and the Escrow Agreement shall, subject to Section 8.2(c)(iv), be the sole and exclusive remedies of the Parent/MergerCo Indemnified Parties and the

Securityholder Indemnified Parties with respect to all matters described in Section 8.2(a) or 8.2(b).

(h)                                 Notwithstanding anything herein to the contrary, in no event shall any Securityholder Indemnified Party bring any claim for Losses under Section 8.2(b) except through the Securityholder Representative.  Each Securityholder authorizes such Securityholder Representative to act on behalf of such Securityholder and settle all claims in connection with such Losses.

Section 8.3                                   Treatment of Indemnity Payments.  All payments made pursuant to this Article VIII shall be treated as adjustments to the Merger Consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement to the extent permitted by Law.

Section 8.4                                   No Right of Contribution.  No holder of Company Securities shall have any right to contribution from the Company for any claim made by Parent, MergerCo, the Parent/MergerCo Indemnified Parties or the Surviving Corporation with respect to any Loss claimed by Parent, MergerCo, the Parent/MergerCo Indemnified Parties or the Surviving Corporation after the Effective Time.

Section 8.5                                   Third Party Beneficiaries.  Subject to the terms and conditions hereof, this Article VIII is intended for the benefit of, and to grant third-party rights to, the Securityholders entitled to indemnification hereunder, and each of such Persons shall be entitled to enforce the covenants contained herein pursuant to and in accordance the terms and conditions hereof.

Section 8.6                                   Securityholders Representative.

(a)                                  At the Effective Time, each of the Securityholders shall be deemed to have irrevocably constituted and appointed Charles River Ventures, LLC as the true and lawful agent and attorney-in-fact of the Securityholders in the capacity as the Securityholders Representative with full power of substitution to act in the name, place and stead of the Securityholders in connection with the Merger, the transactions contemplated by this Agreement and the Escrow Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Securityholders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholders Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Securityholders Representative shall have the power to take any and all other actions which it believes are necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, executing this Agreement, the Escrow Agreement and any amendment hereto or thereto as Securityholders Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Securityholders Representative, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Escrow Amount pursuant to Section 8.2 (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with the Parent Parties and their agents regarding such claims, dealing with the Parent Parties and the Escrow Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Securityholders Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment or waiver hereof or thereof in its capacity as Securityholders Representative .

(b)                                 The Company and each Parent Party each hereby authorizes the Securityholders Representative to:

(i)                                     Receive all notices or documents given or to be given to Securityholders Representative pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii)                                  Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Securityholders Representative may in its sole discretion deem appropriate;

(iii)                               After the Effective Time, take such action as the Securityholders Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the Parent Parties contained in this Agreement or in any document delivered by them pursuant hereto; (B) taking such other action as the Securityholders Representative is authorized to take under this Agreement or the Escrow Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholders Representative, required under this Agreement or the Escrow Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VIII and any waiver of any obligation of any Parent Party or the Surviving Corporation.

(c)                                  The Securityholders Representative shall act for the Securityholders under this Agreement in a manner it believes to be in the best interests of the Securityholders and consistent with the obligations under this Agreement and the Escrow Agreement, however, the Securityholders Representative is not an agent of the Securityholders and shall have no duties to the Securityholders or any liability for any loss or damages to the Securityholders with respect to any action taken, decision made or instruction given by the Securityholders Representative in performance of its obligations hereunder.

(d)                                 The Securityholders shall jointly and severally, indemnify the Securityholders Representative (and its partners, affiliates, directors, officers and employees) and hold it harmless from and against any loss, liability, damage, cost and expense of any nature incurred by Securityholders Representative arising out of or in connection with its appointment as representative of the Securityholders pursuant to this Section 8.6 and its actions and omissions in such capacity or the administration of its duties hereunder, including attorney’s fees and other costs and expenses incurred in connection herewith.  This indemnification shall survive the termination of this Agreement.  The Securityholders Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholders Representative in accordance with such advice, the

Securityholders Representative shall not be liable to Ultimate Parent, Parent, MergerCo, the Securityholders or the Escrow Agent or any other Person.

(e)                                  The Securityholders Representative shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of Parent or the Surviving Corporation and the reasonable assistance of Parent’s and the Surviving Corporation’s officers and employees for purposes of performing the Securityholders Representative duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Amount by any Parent/MergerCo Indemnified Party; provided that the Securityholders Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Securityholders Representative’s attorneys, accountants or other advisers, to Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).

(f)                                    In the performance of its duties hereunder, the Securityholders Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(g)                                 A majority in interest of the Securityholders shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Securityholders Representative to appoint a successor Securityholders Representative; provided, however, that neither such removal of the then acting Securityholders Representative nor such appointment of a successor Securityholders Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders Representative.  For all purposes hereunder, a majority in interest of the Securityholders shall be determined on the basis of each Securityholder’s allocation set forth on the Allocation Schedule.  Each successor Securityholders Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders Representative, and the term “Securityholders Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securityholders Representative.

(h)                                 Subject to Section 8.6(g), the appointment of the Securityholders Representative hereunder is irrevocable and any action taken by the Securityholders Representative pursuant to the authority granted in this Section 8.6 shall be effective and absolutely binding as the action of the Securityholders Representative under this Agreement or the Escrow Agreement.

Section 8.7                                   Insurance.  The amount of Losses recoverable by any Indemnified Party under this Article VIII with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party from any insurance policy net of any deductibles or other similar amounts payable with respect thereto.

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

Section 9.1            Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Requisite Stockholder Approval is obtained:

(a)           by the mutual written consent of Ultimate Parent (on behalf of itself, Parent and MergerCo) and the Company (on behalf of itself and the Securityholder Representative);

(b)           by either of the Company (on behalf of itself and the Securityholder Representative), on the one hand, or Ultimate Parent (on behalf of itself, Parent and MergerCo), on the other hand, by written notice to the other:

(i)            if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

(ii)           if the consummation of the Merger shall not have occurred prior to 5:00 pm (Boston time) on March 17, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure (or failure of any of its Affiliates) to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and time and such failure constitutes a breach of this Agreement.

(c)           by the Company (on behalf of itself and the Securityholder Representative), if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent, upon a breach of any representation, warranty or covenant of Ultimate Parent, Parent or MergerCo contained in this Agreement, such that the conditions set forth in Sections 7.1 and 7.3 cannot be satisfied or cured prior to the date and time set forth in
Section 9.1(b)(ii);

(d)           by Ultimate Parent (on behalf of itself, Parent and MergerCo), if none of Ultimate Parent, Parent or MergerCo is then in material breach of any material term of this Agreement, upon written notice to Company, upon a breach of any representation, warranty or covenant of the Company contained in this Agreement, such that the conditions set forth in Sections 7.1 and 7.2 cannot be satisfied or cured prior to the date and time set forth in Section 9.1(b)(ii); or

(e)           by Ultimate Parent (on behalf of itself, Parent and MergerCo) if, within three (3) hours after the execution of this Agreement by the Company, the Company fails to deliver to Parent written evidence that the Company Requisite Stockholder Approval has been obtained; provided that if Ultimate Parent has not terminated this Agreement pursuant to this Section 9.1(e) prior to the first to occur of six (6) hours after the execution of this Agreement by the Company or such time as the Company delivers such written evidence to Ultimate Parent, then the termination right in this Section 9.1(e) shall be null and void.

Section 9.2            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 6.3, 6.5, this Section 9.2 and Article X; provided, however, that any termination of this Agreement pursuant to Sections 9.1(b) through 9.1(e) above shall not relieve any party from any liability for any breach of such party’s obligations under this Agreement or on account of fraud or knowing and willful misrepresentation to any other party.

Section 9.3            Amendment.  This Agreement may be amended prior to the Effective Time by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after the Company obtains the Company Requisite Stockholder Approvals, no amendment shall be made that by Law requires further approval by Stockholders without obtaining such approval; and provided further that, for purposes of clarity, no amendment made after the Effective Time shall be effective as to the Company unless contained in an instrument in writing signed by the Securityholders Representative.

Section 9.4            Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced; provided that after the Effective Time no extension or waiver may be made by or on behalf of the Company unless contained in an instrument in writing signed by the Securityholders Representative.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

ARTICLE X - GENERAL PROVISIONS

Section 10.1         Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address for a party as specified by like notice):

(a)           if to the Company, to:

Groove Mobile, Inc.

24 Crosby Drive

Bedford, MA  01730

Attn:  Chief Executive Officer

Facsimile:  (781) 652-5900

E-mail:    egiler@groovemobile.com

with copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attn:       Michael A. Conza, Esq.

Facsimile:  (617) 951-8459

Email:  mike.conza@bingham.com

(b)           if to Ultimate Parent, to:

NMS Communications
100 Crossing Boulevard
Framingham, MA 01702

Attn:  Robert Schechter
Facsimile:  (508) 271-1300

E-mail:    bobs@nmss.com

with copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn:       each of Mark T. Bettencourt, Esq. and James R. Kasinger, Esq.

Facsimile:  (617) 523-1231

Email:  mbettencourt@goodwinprocter.com and jkasinger@goodwinprocter.com

(c)           if to Parent, to:

LiveWire Mobile, Inc.
c/o NMS Communications
100 Crossing Boulevard
Framingham, MA 01702

Attn:  Joel Hughes
Facsimile:  (508) 271-1300

E-mail:    jhughes@livewiremobile.com

with copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn:       each of Mark T. Bettencourt, Esq. and James R. Kasinger, Esq.

Facsimile:  (617) 523-1231

Email:  mbettencourt@goodwinprocter.com and jkasinger@goodwinprocter.com

(d)           If to MergerCo, to:

Quarry Acquisition Corp.
c/o NMS Communications
100 Crossing Boulevard
Framingham, MA 01702

Attn:  Joel Hughes
Facsimile:  (508) 271-1300

E-mail:    jhughes@livewiremobile.com

with copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn:       each of Mark T. Bettencourt, Esq. and James R. Kasinger, Esq.

Facsimile:  (617) 523-1231

Email:  mbettencourt@goodwinprocter.com and jkasinger@goodwinprocter.com

(e)           If to Securityholders Representative, to:

Charles River Ventures, LLC

1000 Winter Street

Suite 3300

Waltham, MA 02451

Attn:  Izhar Armony

Facsimile:  (781) 768-6100

E-mail:    Izhar@crv.com

Section 10.2         Schedules.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Ultimate Parent, Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable.

Section 10.3         Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement.

Section 10.4         Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 10.5         Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 10.6         No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved for purposes of the DGCL and any applicable provision of the Certificate of Incorporation, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.

Section 10.7         Interpretation.  When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 10.8         Fees and Expenses.  Except as otherwise provided in Section 3.4, whether or not the Merger is consummated, Ultimate Parent (on behalf of the Parent Parties), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 10.9         Choice of Law/Consent to Jurisdiction.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, in each case, located in the City of Boston, Massachusetts (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.

Section 10.10       Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 10.11       Miscellaneous.  This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement.  Sections 6.7, 6.8 and Article VIII are intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page intentionally left blank.]

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ULTIMATE PARENT:

NMS COMMUNICATIONS CORPORATION

By:	/s/ Robert P. Schechter
Name: Robert P. Schechter
Title: CEO

PARENT:

LIVEWIRE MOBILE, INC.

By:	/s/ Joel Hughes
Name: Joel Hughes
Title: President

MERGERCO:

QUARRY ACQUISITION CORP.

By:	/s/ Herbert Shumway
Name: Herbert Shumway
Title: Secretary

COMPANY:

GROOVE MOBILE, INC.

By:	/s/ Eric R. Giler
Name: Eric R. Giler
Title: President

Signature Page to Agreement and Plan of Merger

SECURITYHOLDERS REPRESENTATIVE:

CHARLES RIVER VENTURES, LLC

By:	/s/	Izhar Armony
Name:		Izhar Armony
Title:		Member

Schedule 7.2(g)

Third Party Consents

None.